Exhibit 16.2

March 8, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: ActiveCore Technologies, Inc.
File Ref. No.  000-30397

We were previously the principal accountants for ActiveCore Technologies, Inc. (formerly IVP Technology Corporation) through February 9, 2005. On February 9, 2005 our appointment as principal accountants was terminated. We have read ActiveCore Technologies, Inc.'s statements included under Item 4.01 of its revised form 8-KA dated March 8, 2005 and we agree with the statements made in response to that item insofar as they relate to our Firm.


Very truly yours,

Weinberg & Company, P.A.
Certified Public Accountants